65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Jeffrey W. Church
Chief Financial Officer, Treasurer
& Corporate Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC COMPLETES $15.2 MILLION FINANCING

GAITHERSBURG, MD (September 26, 2005) - GenVec, Inc. (Nasdaq: GNVC) today announced that it has closed its previously announced registered direct offering of common stock. GenVec sold 7.6 million shares of its common stock at $2.00 per share, for gross proceeds of approximately $15.2 million. GenVec estimates net proceeds from the financing to be approximately $14 million after deducting placement agent fees and the estimated costs associated with the offering.

SG Cowen & Co., LLC acted as exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

GenVec is a publicly held clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies that improve patient care in the areas of cancer and cardiac disease, and to prevent vision loss. Each of GenVec's gene-based product candidates uses a common patent-protected platform to deliver genes that produce medically beneficial proteins directly at the site of disease - TNFerade™ for oncology, BIOBYPASS® for cardiovascular disease, and AdPEDF for ophthalmology.  GenVec’s vaccine program applies the Company’s unique delivery technology and 293-ORF6 cell line to develop vaccines against a variety of diseases, including HIV, malaria, and foot and mouth disease. Additional information on GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future programs and studies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec, its product candidates, or collaborators, risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
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